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                                                                  Exhibit (a)(5)

[Form of Letter to Holders]



From:      McKee, Brenda

To:        [Optionholder]

Sent:      Wednesday, October 11, 2000 11:40 AM

Subject:   Reminder/Stock Option Buy-Back Program



     This email is a reminder that the offer period for the stock option buy-back program ends at the close of business today (5:00 p.m. Central Daylight
Time).

     If you decide to participate in the program, you may make your election by returning the properly completed and executed Letter of Transmittal as instructed in prior correspondence. (If you have already responded, please disregard this email.)

     If you have any questions concerning the program, please contact Darlene Cox at (713) 546-6634, Brenda McKee at (713) 546-4167 or Annette Eriksen at
(713) 546-6617.